EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statements of Advent Software, Inc. on Form S-8 (File No.'s 333 - 918 and 333-28725) of our report dated January 20, 1998, on our audit of the consolidated financial statements of Advent Software, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is incorporated by reference in this report on Form 10-K, and our report dated January 20, 1998, on our audit of the financial statement schedule, which report is included in this Form 10-K.


COOPERS & LYBRAND L.L.P.


San Francisco, California
March 27, 1998